Exhibit 10.28

AMENDMENT NO. 2

TO AMENDED AND RESTATED LEASE

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LEASE (the “Amendment”), effective March 31, 2016, is by and between RAMACO NORTHERN APPALACHIA, LLC, a Delaware limited liability company (“Ramaco”), RAM FARMS, LLC, a Delaware limited liability company (“Ram Farms” and, together with Ramaco, the “Lessor”), RAM MINING, LLC, a Delaware limited liability company (“Lessee”).

Recitals

WHEREAS, the foregoing parties entered into that certain Amended and Restated Lease dated August 20, 2015, as amended by that certain Amendment No. 1 to Amended and Restated Lease (the “First Amendment,” and as amended, collectively, the “Lease”); and

WHEREAS, the foregoing parties desire to modify certain terms of the Lease pursuant to this Amendment.

Agreement

NOW, THEREFORE, in consideration of One Dollar cash-in-hand paid, the mutual agreement of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties agree to the following:

1. First Amendment Superseded. The First Amendment is hereby superseded and of no further force and effect.

2. Base Rent. The first paragraph of Section 4(A) of the Lease is hereby deleted in its entirety, and replaced with the following paragraph:

A. MINIMUM ANNUAL ROYALTY; SURFACE RENTAL. Lessee shall pay (i) to Ramaco, in advance, an advance minimum annual royalty in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) per year (the “Initial Minimum Annual Royalty Payment”), with the first Initial Minimum Annual Royalty Payment being due on or before the earlier of (a) July 20, 2016, or (b) the twentieth (20th) day of the calendar month following the month in which Lessee receives the proceed s from third-party equity offerings of the stock of Ramaco Resources, Inc. or its subsidiaries, and (ii) to Ram Farms, in advance, an annual non-recoupable surface rental in the amount of Twelve Thousand and 00/100 Dollars ($12,000.00), with the first payment of such surface rental being payable within thirty (30) days following the commencement of surface disturbance and site preparation in connection with the development of Lessee’s mine on the Leased Premises. The first payment of each of the foregoing shall be pro rata for the number of days remaining in the lease year bears to the entire current lease year. Thereafter, such payments shall be made, in advance, on or before the anniversary date of this Lease. Beginning on January 1 of the calendar year following Lessee’s receipt of all necessary governmental permits for the construction and operation of a preparation plant, or the execution of a contract with a third party for the processing of coal mined from the Leased Premises, and continuing each year thereafter during the term of this Lease, the advance minimum annual royalty shall be increased to Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year.

3. No Other Modifications. All other terms and conditions of the Lease shall continue to remain in full force and effect, notwithstanding this Amendment.

IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing Amendment by causing their duly authorized representatives to sign below :

LESSOR:

RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company

By:	/s/ Randall W. Atkins
Name:	Randall W. Atkins
Its:	Authorized Agent

LESSEE:

RAMACO RESOURCES, LLC, a Delaware limited liability company

By:	/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Its:	Authorized Agent